Exhibit 99.1
China Armco Metals Reports Financial Results for the Second Quarter Ended June 30, 2010

SAN MATEO, CA--(August 13, 2010) - China Armco Metals, Inc. (AMEX:CNAM), a distributor of imported metal ore and metal recycler with a new state of the art scrap metal recycling facility in China, today announced its financial results for the second quarter of 2010.

Six Months and Second Quarter 2010 Financial Results

Net revenues for the first six months of 2010 were $25.6 million compared to the $27.9 million recorded in the first six months of 2009. The decrease in revenue is largely due to a sharp decline in customer demand midway through the second quarter of 2010 resulting from the Chinese government measures to restrain the real estate industry from overheating.  As a result, net revenues for the second quarter of 2010 were $17.0 million compared to the $22.5 million recorded in the second quarter of 2009. In the second quarter we experienced a significant decline in metal ore sales as purchasers curtailed orders in light of these policies. Management sees these pressures easing in the coming quarters and has already seen a marked pickup in activity from customers.

The soft demand in the second quarter of 2010 coupled with a declining price environment caused severe pressure on the Company’s gross margins resulting in gross profit margins declining to 1.2% in the second quarter of 2010 as compared to 18.3% in the second quarter of 2009. Additionally, there was a heavy concentration of sales of lower margin iron ore in the second quarter of 2010 compared to a large high margin shipment of chromium contributing substantially to gross margins in the second quarter of 2009. Operating expenses for the second quarter of 2010 were $1.0 million, as compared to $671,000 in the second quarter of 2009. Increases in operating expenses which are comprised of selling expenses and general and administrative expenses, were a result of stock based compensation, increases in operational costs in our US offices and costs associated with additional staff in our metal recycling operations.

We recorded a net loss of ($248,000) for the second quarter of 2010 compared to a net income of $3.1 million recorded for the second quarter of 2009.  This resulted in a loss per diluted share of ($0.02) as compared to earnings per diluted share of $0.31 in the second quarter of 2009. The net loss for the first six months of 2010 was ($194,408) or ($0.02) per diluted share as compared to net income of $3.4 million or $0.34 per diluted share in the first six months of 2009.

Our June 30, 2010 balance sheet reflects the efforts we have made to position our company for business expansion with shareholder equity reaching $42.9 million and cash of $3.2 million as compared to December 31, 2009, where shareholder equity was $17.1 million with cash of $744,000.  Working capital also increased to $18.6 million as compared to $5.3 million in December 31, 2009.

Financial Forecast for Full Year of 2010

While performance in the second quarter of 2010 suffered from a number of macroeconomic factors, we have made significant strides in the launch of our metal recycling facility.  Installation of equipment along with government approvals was completed in the second quarter of 2010 with some minor delays during our testing phase.  However, we were able to deliver approximately 10,500 metric tons of finished product to end customers in the second quarter.  Production will accelerate substantially in the third quarter and we are seeing a strong pickup in ore trading activity as well.  Based on our current production and delivery schedules in metal recycling coupled with current quoting activity in our trading operations we anticipate a very strong performance for the remainder of 2010.  The longer than anticipated testing phase in our metal recycling operations and soft second quarter has caused management to revise its financial guidance for 2010.  Management now expects revenues for the full year of 2010 to exceed $180 million with net income exceeding $10 million. Management expects its metal recycling operations to become the largest contributor to revenues progressively accelerating in the second half of 2010.  We will further discuss our operating results as well as our outlook for the remainder of 2010 during the conference call today, August 13, 2010 at 5:00PM EST.

Commenting on China Armco Metals' financial performance, Kexuan Yao, its CEO and Chairman stated, "While the second quarter was particularly challenging, we have launched our recycling operations and see production accelerating.  We have significantly strengthened our balance sheet and secured significant additional borrowing capacity giving us a great deal more financial flexibility to rapidly grow our business. We intend to make every effort to maintain a high rate of production for the remainder of 2010.  As we head into our traditionally stronger quarters we believe we are poised for a period of significant earnings growth and we intend to deliver on our aggressive plan for the benefit of our shareholders.”

China Armco Metals Conference Call to discuss the Company’s financial results for the second quarter of 2010.

The conference call will take place at 5:00 p.m. EST on Friday, August 13, 2010. Anyone interested in participating should call (877) 407-9210 if calling within the United States or (201) 689-8049 if calling internationally approximately 5 to 10 minutes prior to 5:00 p.m. Participants should ask for the China Armco Metals Second Quarter 2010 Financial Results conference call.

This call is being webcast at: http://www.investorcalendar.com/IC/CEPage.asp?ID=160960

The playback of the webcast can be accessed until August 13, 2011. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and has entered the recycling business with the recent launch of operations of a 1-million ton per year shredder and recycler of metals located on 32 acres of land acquired by China Armco. China Armco maintains customers throughout China which includes the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, and the Philippines. China Armco's product lines include ferrous and non-ferrous ore, iron ore, chrome ore, nickel ore, magnesium, copper ore, manganese ore and steel billet. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position China Armco as one of the 10 largest recyclers of scrap metal in China. China Armco estimates the recycled metal market in China as 70 million metric tons. For more information about China Armco, please visit http://www.armcometals.com.

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$3,165,154	$743,810
Pledged deposits	1,580,764	779,169
Marketable securities	3,656,981	-
Accounts receivable, net	12,026,543	28,390,528
Inventories	3,813,377	496,149
Advance on purchases	5,106,360	3,903,782
Prepaid value added taxes	1,342,876	-
Prepayments and other current assets	1,566,648	3,513,538
Total Current Assets	32,258,703	37,826,976

PROPERTY, PLANT AND EQUIPMENT, net	30,305,862	19,642,861

LAND USE RIGHTS, net	2,144,244	2,158,234
Total Assets	64,708,809	59,628,071

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Loans payable	-	17,021,558
Current maturities of long-term debt	-	2,193,881
Accounts payable	9,986,556	6,841,584
Advances from stockholder	375,194	35,475
Customer deposits	1,279,812	2,453,098
Corporate income tax payable	1,716,452	1,990,277
Value added tax and other taxes payable	54,587	1,312,455
Accrued expenses and other current liabilities	235,191	654,756
Total Current Liabilities	13,647,792	32,503,084

LONG-TERM DEBT	8,078,019	6,581,641

DERIVATIVE LIABILITY	123,285	3,417,974
Total Liabilities	21,849,096	42,502,699

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 14,763,320 and 10,310,699 shares issued and outstanding, respectively	14,763	10,310
Additional paid-in capital	28,374,631	2,556,966
Deferred compensation	(672,916)	(676,500)
Retained earnings	14,742,506	14,936,915
Accumulated other comprehensive income:
Foreign currency translation gain	400,729	297,681

Total Stockholders' Equity	42,859,713	17,125,372
Total Liabilities and Stockholders' Equity	$64,708,809	$59,628,071

The notes to our unaudited consolidated financial statements are an integral part of these consolidated financial statements.

CHINA ARMCO METALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET REVENUES	$16,999,602	$22,537,814	$25,576,172	$27,895,672
COST OF GOODS SOLD	16,802,757	18,415,683	24,820,408	23,262,918
GROSS PROFIT	196,845	4,122,131	755,764	4,632,754

OPERATING EXPENSES:
Selling expenses	379,392	385,103	722,097	412,396
General and administrative expenses	631,122	285,960	1,201,994	592,601
Total operating expenses	1,010,514	671,063	1,924,091	1,004,997
INCOME (LOSS) FROM OPERATIONS	(813,669)	3,451,068	(1,168,327)	3,627,757

OTHER (INCOME) EXPENSE:
Interest income	(5,631)	(45,018)	(5,856)	(45,018)
Interest expense	-	119,120	85,115	137,156
Import and export agency income	-	(47,244)	-	(47,244)
Gain from vendor price adjustment	-	-	(963,259)	-
Loss (gain) on change in fair value of derivative liability	(427,881)	244,550	(106,127)	74,724
Loss on forward foreign currency contracts	-	(12,079)	-	(12,079)
Loan guarantee cost	31,583	-	31,583	-
Other (income) expense	(149,647)	66,945	(147,247)	97,172
Total other (income) expense	(551,576)	326,274	(1,105,791)	204,711

INCOME BEFORE INCOME TAXES	(262,093)	3,124,794	(62,536)	3,423,046

INCOME TAXES	(14,461)	(716)	131,872	74

NET INCOME	(247,632)	3,125,510	(194,408)	3,422,972

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation gain (loss)	99,109	(31,956)	103,048	(58,401)

COMPREHENSIVE INCOME	$(148,523)	$3,093,554	$(91,360)	$3,364,571

NET EARNINGS PER COMMON SHARE - BASIC AND DILUTED:
- Earning per share - Basic	$(0.02)	$0.31	$(0.01)	$0.34
- Earnings per share - Diluted	$(0.02)	$0.31	$(0.01)	$0.34

Weighted Average Common Shares Outstanding - basic	13,900,753	10,096,538	13,900,753	10,096,538
Weighted Average Common Shares Outstanding - diluted	13,900,753	10,096,538	13,900,753	10,096,538

The notes to our unaudited consolidated financial statements are an integral part of these consolidated financial statements.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income, earnings and scrap metal production. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

--  We operate in a business that is cyclical and where demand can be volatile.
--  Our dependence on adequate supply and availability of raw materials.
--  The principal markets we serve are highly competitive.
--  Our customers' inability to fulfill their contractual obligations during uncertain economic conditions.
--  Loss of order volumes from any of our major customers could result in a significant decline in our sales and our cash flows may be reduced.
--  Equipment upgrades and equipment failures may lead to production curtailments or shutdowns.
--  Our need for additional financing to fund expansion of our recycling facility and working capital for our metal ore business and the potentially dilutive effects of those activities.
--  Our ability to manage growth in operations to maximize our potential growth and achieve our expected revenues.
--  The lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States.
--  Our dependence on our key management personnel.
--  The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC.
--  The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities.
--  The impact on future inflation in the PRC on economic activity in the PRC.
--  The impact of any recurrence of severe acute respiratory syndrome, or SAR's, or another widespread public health problem.
--  The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in the PRC.
--  Our ability to enforce our rights due to policies regarding the regulation of foreign investments in the PRC.
--  The restrictions imposed under recent regulations relating to offshore investment activities by Chinese residents and the increased administrative burden we face and the creation of regulatory uncertainties that may limit or adversely affect our ability to complete the business combination with our PRC based subsidiaries.
--  Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences.
--  Our ability to establish adequate management, legal and financial controls in the PRC.
--  The provisions of our articles of incorporation and bylaws which may delay or prevent a takeover which may not be in the best interests of our shareholders.
--  Our controlling stockholders may take actions that conflict with your interests.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:
China Armco Metals, Inc.
Richard Galterio
U.S. Representative
954-363-7333
ir@armcometals.com